Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Investor Relations

(503) 726-7710

FEI Company Reports Record Sales for the First Quarter of 2004

Operating Income Increases 250% Compared with Prior Quarter

HILLSBORO, Ore., April 28, 2004  — FEI Company (NASDAQ: FEIC) reported its second consecutive quarter of record sales in its financial report for the first quarter of 2004.  Net sales of $105.1 million for the first quarter ended April 4, 2004 increased 8% compared with net sales of $97.7 million in the fourth quarter of 2003 and increased 23% compared with net sales of $85.4 million in the first quarter of 2003.

Bookings in the first quarter totaled $108.4 million, resulting in a book-to-bill ratio of 1.03 and an ending backlog of $125.0 million at April 4, 2004.  Bookings increased 7% compared with the fourth quarter and 31% compared with the prior year’s first quarter.

Operating income was $6.7 million in the first quarter of 2004, compared with $1.9 million in last year’s fourth quarter and $4.3 million in the first quarter of 2003.  Non-operating other expense had a significant impact on the quarterly results, coming in at $3.8 million in the latest quarter, compared with positive other income of $2.8 million in the prior quarter and other expense of $1.4 million in the first quarter a year ago.  Other expense in the latest quarter included $2.7 million in expense due to marking the company’s outstanding foreign exchange contracts to quarter-end market rates. These contracts are used to offset the company’s economic exposure to fluctuations in the U.S. dollar compared with the euro.  In the fourth quarter of 2003, marking the outstanding contracts to year-end rates created a gain of $2.6 million.

GAAP earnings for the first quarter of 2004 were $1.9 million or $0.06 per fully diluted share, within the company’s guidance range announced in February, and compared with earnings of $3.3 million or $0.10 per fully diluted share in the fourth quarter of 2003 and $1.9 million or $0.06 per fully diluted share in the first quarter of 2003.

 “Our first quarter results highlight our growth opportunities as the leading supplier of tools for nanotechnology, as well as the breadth and diversity of the markets we serve,” said Vahé A. Sarkissian, chairman, president and chief executive officer of FEI. “The record first quarter revenue was aided by solid performance in the industry and institute markets which are driving nanotechnology research, as well as growth from the data storage market.  Revenue from the semiconductor industry was down compared with the fourth quarter, but orders were strong from those customers, giving us five straight quarters of increasing orders from the semiconductor market. On the cost side, gross margins improved, operating expenses were down and our operating income increased significantly.

“While our operating results demonstrated significant progress, the non-cash impact of mark-to-market requirements related to our currency hedging program created a different trend in net income and earnings per share,” continued Sarkissian.  “The requirement to mark our currency hedge contracts to market reduced earnings per share in the first quarter by $0.05 after increasing our earnings per share by $0.05 in the fourth quarter of 2003.  Excluding these currency effects, earnings per share would have been $0.11 in the latest quarter, compared with $0.05 in the prior quarter.” (See Non-GAAP Disclosure Information at the end of this release.)

“We see opportunities for further revenue growth in 2004,” concluded Sarkissian, “and we continue to believe that the trends in scientific research, semiconductors and data storage will continue to provide us with major long-run potential.”

By market, sequential sales to institute and industrial customers grew 1%, data storage sales were up by 284% from the unusually low levels of the fourth quarter, and sales to semiconductor customers were down 4% compared with the fourth quarter. By product, Microelectronics product sales in the first quarter were up 8% compared with the fourth quarter.  Electron Optics product sales were up 25% compared with the fourth quarter.  Component sales were down 4% sequentially, while Service sales decreased 14% from the fourth quarter of 2003.

The gross margin for the quarter was 40.0% compared to 38.9% the previous quarter, due primarily to improved product mix.  Operating expenses decreased by $0.8 million compared

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with the fourth quarter and included amortization of intangibles of $1.4 million and $0.2 million for restructuring and reorganization charges.

Cash used by operations was $14.4 million for the quarter, while working capital increased by $6.6 million.  Capital spending for the quarter was $5.4 million, and depreciation expense was $3.7 million.  Inventory turnover improved in the quarter from 2.3 times to 2.6 times and inventory declined by $4.3 million, while accounts receivable increased by $20.6 million from the prior quarter.  The company continued to maintain a strong balance sheet, with cash and investments of $302.9 million, convertible debt of $295.0 million (due in 2008) and shareholders’ equity of $336.8 million as of April 4, 2004.

Second Quarter 2004 Guidance

The company currently expects bookings growth for the second quarter of 2004 to continue at approximately the same sequential rate as the first quarter.  Net sales are expected to be approximately level compared to the first quarter.  GAAP earnings are anticipated to be in the range of $0.08 to $0.12 per share, basic and diluted.  For reasons why the company’s actual results may differ from guidance please see the section titled “Safe Harbor Statement” below.

Investor Conference Call — 2:00 p.m. PST Wednesday, April 28, 2004

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-888-428-4478 (domestic, toll-free) or 1-651-291-0900 (international) and supplying the pass code: FEI Q1 Results. The call can also be accessed via the web by going to FEI’s Investor Relations page at http://www.feicompany.com, where the webcast will also be archived. A telephone replay of the call will also be accessible by dialing 1-800-475-6701 (US) or 1-320-365-3844 (international) and entering the access code 726990.

About FEI

FEI Company provides advanced tools to a range of nanotechnology markets, including semiconductors, materials science, life science and data storage. Its ion beam and electron beam products, market-leading DualBeam™ systems, and productivity-enhancing automation software packages enable researchers and manufacturers to view, characterize, fabricate and modify nanoscale structures.   The company has been paving the way for nanoscale exploration and discovery since 1971.  It has manufacturing and development facilities in North America and Europe, and service operations in more than 40 countries worldwide. For more information visit: www.feicompany.com.

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Non-GAAP Disclosure Information

This press release contains non-GAAP earnings per share information that excludes the impact of marking-to-market certain forward currency hedge contracts.  Management of the company believes it is useful for investors to have this supplemental information because the hedge contracts are not part of the company’s operating performance.  Operating performance is a common tool used by the investor community to evaluate results. Further it is a key measure used by management to plan and forecast business and assess overall company performance.  However, non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.  Also, the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the second quarter of 2004, statements about new growth opportunities in nanotechnology, revenue growth in 2004, positive sales trends in scientific, research, semiconductor and data storage markets, order growth, currency exchange rates, and future bookings, earnings and profitability. Factors that could affect these forward-looking statements include, but are not limited to, the continued growth in nanotechnology markets in general and more particularly, the strength of the scientific research, semiconductor and data storage markets; fluctuations in foreign exchange and interest rates; reduced profitability due to failure to achieve or sustain margin improvement or cost reductions; lower than expected customer orders; cancellation of customer orders; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; unfavorable business conditions and growth in the general economy, both domestic and foreign; restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of current or future acquisitions, including failure to achieve financial goals and integrate the acquisitions successfully.  Please also refer to our Form 10-K, Forms 10-Q and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

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FEI Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 4, 2004	December 31, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$207,227	$236,488
Short-term investments	74,902	63,480
Receivables	124,134	103,562
Inventories	98,033	102,315
Deferred income taxes	21,048	14,235
Other	12,818	13,155

Total current assets	538,162	533,235

NON-CURRENT INVESTMENTS	20,803	22,068

PROPERTY PLANT AND EQUIPMENT	69,415	69,392

PURCHASED TECHNOLOGY, NET	25,691	27,105

GOODWILL	41,521	41,423

OTHER ASSETS, NET	58,010	55,835

TOTAL	$753,602	$749,058

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$33,462	$35,422
Current accounts with Philips	3,198	4,223
Accrued payroll liabilities	9,077	8,378
Accrued warranty reserves	9,585	10,500
Deferred revenue	32,921	29,963
Income taxes payable	2,776	3,108
Accrued restructuring, reorganization and relocation	1,281	2,104
Other current liabilities	16,663	16,964

Total current liabilities	108,963	110,662

CONVERTIBLE DEBT	295,000	295,000

DEFERRED INCOME TAXES	8,696	2,662

OTHER LIABILITIES	4,169	4,441

SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 33,224 and 33,153 shares issued and outstanding at April 4, 2004 and December 31, 2003	309,533	308,509
Note receivable from shareholder	(1,528)	(1,506)
Accumulated earnings	7,390	5,504
Accumulated other comprehensive income	21,379	23,786

Total shareholders’ equity	336,774	336,293

TOTAL	$753,602	$749,058

FEI Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except share data)

(Unaudited)

	Thirteen Weeks Ended
	April 4, 2004	March 30, 2003
NET SALES	$105,094	$85,442

COST OF SALES	63,063	50,411
Gross profit	42,031	35,031

OPERATING EXPENSES:
Research and development	13,567	10,794
Selling, general and administrative	20,114	18,742
Amortization of purchased intangibles	1,413	1,204
Restructuring, reorganization and relocation costs	219	—

Total operating expenses	35,313	30,740

OPERATING INCOME	6,718	4,291

OTHER INCOME (EXPENSE):
Interest income	1,063	1,193
Interest expense	(2,468)	(2,449)
Other expense, net	(2,412)	(140)
Total other expense, net	(3,817)	(1,396)

INCOME BEFORE TAXES	2,901	2,895

INCOME TAX EXPENSE	1,015	1,013

NET INCOME	$1,886	$1,882

PER SHARE DATA:
Basic earnings per share	$0.06	$0.06
Diluted earnings per share	$0.06	$0.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	33,186	32,745
Diluted	34,185	33,423

FEI COMPANY

Supplemental Data

($ In Millions Except Per Share Amounts)

	Q1 Ended 4/4/2004	Q4 Ended 12/31/2003	Q1 Ended 3/30/2003
Income Statement Highlights
Consolidated sales	$105.1	$97.7	$85.4
Gross margin	40.0%	38.9%	41.0%
R & D spending	$13.6	$13.5	$10.8
R & D (% of sales)	12.9%	13.8%	12.6%
SG&A	$20.1	$22.0	$18.7
SG&A (% of sales)	19.1%	22.5%	21.9%
Net income - GAAP	$1.9	$3.3	$1.9
Diluted earnings per share - GAAP	$0.06	$0.10	$0.06
Sales by Business Segment
MicroElectronics	$42.3	$39.2	$29.9
Electron Optics	$39.3	$31.6	$35.4
Service	$20.5	$23.9	$18.2
Components	$3.0	$3.1	$1.9
Sales by Market Sector
Semiconductor	$42.5	$44.1	$35.5
Data Storage	$11.6	$3.0	$7.0
I & I	$51.0	$50.6	$42.9
Sales by Geography
North America	$40.3	$33.7	$34.7
Europe	$36.4	$33.8	$24.0
Asia Pacific	$28.4	$30.3	$26.7
Bookings
Total	$108.4	$101.5	$82.8
Book to bill ratio	1.03	1.04	0.97
MicroElectronics	$46.3	$34.9	$26.0
Electron Optics	$32.6	$39.3	$27.8
Service	$26.7	$24.1	$26.3
Components	$2.8	$3.2	$2.7
Backlog - total	$125.0	$121.6	$121.5
Backlog - Service	$33.7	$27.5	$30.7
Balance Sheet Highlights
Cash, equivalents, investments	$303.0	$322.0	$250.7
Operating cash (used) generated	$(14.4)	$23.2	$(16.6)
Accounts receivable	$124.1	$103.6	$101.9
Days sales outstanding (DSO)	108	97	109
Inventory turnover	2.6	2.3	2.4
Inventories	$98.0	$102.3	$84.3
Property, plant and equipment	$69.4	$69.4	$61.0
Fixed asset investment (during quarter)	$5.4	$9.0	$8.1
Depreciation expense	$3.7	$4.3	$2.7
Current liabilities	$109.0	$110.7	$114.1
Working Capital	$429.2	$423.0	$295.1
Shareholders’ equity	$336.8	$336.3	$332.0
Headcount (permanent and temporary)	1,675	1,656	1,617